                                                                    Exhibit 10.5

                              OPERATING AGREEMENT
                                      FOR
                           SHILOH OF MICHIGAN, L.L.C.
                      A MICHIGAN LIMITED LIABILITY COMPANY

                 THIS OPERATING AGREEMENT (the "Agreement") is made and entered into effective as of the 2nd day of January, 1996 by and among Shiloh of Michigan, L.L.C., a Michigan limited liability company (the "Company"), ROUGE STEEL COMPANY, a Delaware corporation ("Rouge") and SHILOH INDUSTRIES, INC., a Delaware corporation ("Shiloh") (Rouge and Shiloh individually a "Member", and collectively, "Members"), who agree as follows:

                                   ARTICLE I

                                  ORGANIZATION
                                  ------------

                 1.1 FORMATION. The Company has been organized as a Michigan limited liability company under and pursuant to the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993 (the "Act"), by the filing of Articles of Organization ("Articles") with the Department of Commerce of the State of Michigan as required by the Act.

                 1.2 NAME. The name of the Company shall be Shiloh of Michigan, L.L.C. The Company may also conduct its business under one or more assumed names.

                 1.3 PURPOSES. The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

                 1.4 DURATION. The Company shall continue in existence for a period of the earlier of: (a) thirty (30) years from the effective date of the Articles of Organization or, (b) the earlier dissolution of the Company in accordance with the Act or this Agreement.

                 1.5 REGISTERED OFFICE AND RESIDENT AGENT. The Registered Office and Resident Agent of the Company shall be as designated in the initial Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Resident Agent shall ever resign, the Company shall promptly appoint a successor.

                 1.6 INTENTION FOR COMPANY. The Members have formed the Company as a limited liability company under and pursuant to the Act. The Members specifically intend and agree that the Company not be a partnership (including a limited partnership) or any other venture but a limited liability company under and pursuant to the Act. No Member shall be construed to be a partner in the Company or a partner of any other Member or person and the Articles, this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise.

                 1.7 COMPETITION. Each Member will have access to the blanking and/or tolling operations of the Company as a benefit of its ownership in the Company. Although no specific allocations of capacity shall be made to either Member, in determining to accept an order generated by the efforts of an individual Member, the Company may consider factors such as longevity and volume, in addition to the Company's operating margin, on a particular order.
A Member shall be entitled to enter into transactions that are competitive with the business of the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other transactions. If the Company generates orders to sell blanks, independent of the efforts of an individual Member or said order does not specify the steel supplier, the Company will offer Rouge a right of first refusal to supply the steel to the Company on terms acceptable to the Company. Any Member may engage in the business of selling steel blanks in competition with the Company or any other Member, in any territory, at any time during the term of this Agreement, whether directly or indirectly through another venture or entity, and no Member shall be deemed to be in violation of a fiduciary duty to the Company on account of the production and sale of steel blanks or related activities.

                 1.8 JOINT DEVELOPMENTS. Any and all developments, inventions, patents, copyrights, or other confidential or proprietary information relating to any of the foregoing, which is produced, generated or developed by the Company or any of its employees or agents while working for the Company (each a "Joint Development") shall be the property of, and belong to, the Company. If either Rouge or Shiloh desires to use a Joint Development in its own business or operations, they may do so without restraint by the Company; provided, however, neither Rouge nor Shiloh may allow third parties, other than wholly owned subsidiaries, direct or indirect, of Rouge or Shiloh, to use a Joint Development unless Rouge and Shiloh shall agree to allow the Company to enter into a license agreement with the third party which provides for a non-exclusive license to use the Joint Development for a period of years, not to exceed the period of existence of the Company, at a fair commercial rate. The agreement of Rouge and Shiloh to such request shall not be unreasonably withheld.

                 Any and all developments, inventions, patents, copyrights, or other confidential or proprietary information of any Member which is disclosed to the Company in confidence, shall at all times remain the property of such disclosing Member and shall be for the sole use of the Company and the disclosing Member only.

                                   ARTICLE II

                                  DEFINITIONS
                                  -----------

                 For purposes of this Agreement, unless the context clearly indicates otherwise, (i) all of the capitalized words in this Agreement shall have the meanings set forth in the text or Appendix and (ii) all non-capitalized words defined in the Act shall have the meanings set forth therein.

                                  ARTICLE III

                         BOOKS, RECORDS AND ACCOUNTING
                         -----------------------------

                 3.1 BOOKS AND RECORDS. The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act and such books and records shall be kept at the Company's Registered Office.

                 3.2 FISCAL YEAR: ACCOUNTING. The Company's fiscal year shall begin the first day of November and shall end on October 31 ("Fiscal Year"). Subject to the terms of this Agreement, the particular accounting methods and principles to be followed by the Company shall be selected by the Members from time to time. The Company's method of accounting for depreciation, capital purchases, expenses and amortization shall be consistent with the procedures and methodology utilized by Shiloh.

                 3.3 REPORTS. The Members shall prepare reports concerning the financial condition and results of operation of the Company and the Capital Accounts of the Members in the time, manner and form as the Members determine. Such reports shall be provided at least annually as soon as practicable after the end of each fiscal year and shall include a statement of each Member's share of Profits and other items of income, gain, Loss, deduction and credit.

                 The books and records of the Company shall be examined as of the close of each Fiscal Year by an independent certified public accountant mutually acceptable to the Members, who shall make an annual audit thereon within one hundred and twenty (120) days following the end of each Fiscal Year, unless waived by a majority of the Members.

                 3.4 MEMBER'S ACCOUNTS. Separate Capital Accounts for each Member shall be maintained by the Company. Each Member's Capital Account shall reflect the Member's Capital Contributions and increases for the Member's share of any net Profits, income or gain of the Company. Each Member's Capital Account shall also reflect decreases for distributions made to the Member and the Member's share of any Losses and deductions of the Company.

                                   ARTICLE IV

                             CAPITAL CONTRIBUTIONS
                             ---------------------

                 4.1 INITIAL COMMITMENTS AND CONTRIBUTIONS. By the execution of this Agreement, the Members hereby agree to make the capital contributions set forth in the attached Exhibit A, no later than February 15, 1996. The Sharing Ratios of the Members are set forth in Exhibit A. Any additional Member (other than an assignee of a Membership Interest (as hereinafter defined) who has been admitted as a Member) shall make the Capital Contribution set forth in an Admission Agreement. No interest shall accrue on any Capital Contribution and no Member shall have any right to withdraw or to be repaid any Capital Contribution except as provided in this Agreement.

                 4.2 ADDITIONAL CONTRIBUTIONS. In addition to the initial Capital Contributions, the Members may determine from time to time that additional Capital Contributions are needed to enable the Company to conduct its business and affairs. Upon making such a determination, notice thereof shall be given to all Members in writing at least ten (10) business days prior to the date on which such additional contributions are due. Such notice shall describe in reasonable detail the purposes and uses of such additional capital, the amounts of additional capital required, and the date by which payment of the additional capital is required. Each Member shall make such additional Capital Contributions in the ratio of its then current Sharing Ratio.

                 4.3 FAILURE TO CONTRIBUTE. Subject to Section 7.3 herein, if any Member fails to make a Capital Contribution when required, the remaining Members may elect to contribute the amount of such required capital itself. In such an event, the remaining Members shall be entitled to treat such amounts as an extension of credit to such defaulting Member, payable upon demand, with interest accruing thereon, until paid, at the long term Applicable Federal Rate in effect for the month in which such capital contribution should have been made by the defaulting Member, and such credit and interest thereon shall be secured by such defaulting Member's interest in the Company. Each Member who may hereafter default hereby grants to each Member who may hereafter grant such an extension of credit a security interest in such defaulting Member's interest in the Company.

                 4.4 CAPITAL ACCOUNT ADJUSTMENT. The purchase price paid by a Member for another Member's Membership Interest shall be added to the Member's Capital Account balance after such deemed sale and allocation. In addition, the Sharing Ratios shall be adjusted to reflect the Membership Interest purchased or sold so that the Sharing Ratio of each Member equals the number of membership units owned by that Member.

                                   ARTICLE V

                         ALLOCATIONS AND DISTRIBUTIONS
                         -----------------------------

                 5.1 ALLOCATIONS. Except as may be required by the Code or this Agreement, net Profits, net Losses, and other items of income, gain, Loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

                 5.2 DISTRIBUTIONS. The Company may make distributions to the Members from time to time. Distributions may be made only after the Members determine in their reasonable judgment that the Company has sufficient cash on hand which exceeds the current and the anticipated needs of the Company to fulfill its business purposes (including needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any). All distributions shall be made to the Members in accordance with their Sharing Ratios. Distributions shall be in cash or property or partially in both, as determined by the Members. No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights of other Members upon dissolution that are superior to the rights of the Members receiving the distribution.

                                   ARTICLE VI

                              MEETINGS OF MEMBERS
                              -------------------

                 6.1 VOTING. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Each Member shall be entitled to a vote weighted to reflect the proportion of the Member's Sharing Ratio to the total Sharing Ratios of all Members.

                  Any vote or action by any Member of the Company will be by such Member's Board of Directors or its Executive Committee acting on behalf of the Board of Directors; provided, however, that the Board of Directors or the Executive Committee of any Member may by resolution appoint an officer, director, employee, consultant or agent to act as its proxy to vote or take action on behalf of that Member. Assignees of a Member are entitled to receive the Member/Assignor's economic interest only and are not automatically Members and do not have a right to vote unless admitted as a Member.

                 6.2 REQUIRED VOTE. Unless a greater vote is required by the Act or the Articles, the affirmative vote or consent of a majority of the Sharing Ratios of all the Members entitled to vote or consent shall be required on any matter submitted to a vote of the Members.

                 6.3 MEETINGS. An annual meeting of Members for the transaction of such business as may properly come before the meeting shall be held on the 15th day of January each year (or if that day is a legal holiday, then on the next succeeding day not a holiday) at 10:00 a.m., at the Company's principal place of business or at such other time or place as from time to time may be determined by the Members, provided, however, that the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of Members for any proper purpose or purposes may be called at any time by the holders of greater than ten percent (10%) of the Sharing Ratios of all Members. The Company shall give notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. The notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting. All meetings of Members shall be presided over by a Chairperson who shall be so designated by the Members. Meetings may be held pursuant to teleconference or conference telephone call.

                 6.4 ACTION BY MEMBERS WITHOUT A MEETING. Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by all of the Members who would be entitled to notice of a meeting for such purpose, which writing or writings shall be filed or entered upon the records of the Company.

                 6.5 QUORUM. The presence in person or by proxy of the Members representing a majority of the Sharing Ratios of the Company, shall constitute a quorum at any meeting of Members.

                                  ARTICLE VII

                                   MANAGEMENT
                                   ----------

                 7.1 MANAGEMENT VESTED WITH MEMBERS. The business and affairs of the Company shall be managed by the Members in proportion to their respective Sharing Ratios, as adjusted from time to time to reflect any additional contributions to or withdrawals from the capital of the Company by the Members.

                 7.2 STANDARD OF CARE. Every Member shall discharge its duties to the other Members in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Each Member has other business interests and may engage in any other business, trade, or employment and shall not be obligated to devote more time and attention to the conduct of the business of the Company than shall be required for the supervision of the ownership, operation and management of the Company's business property.

                 7.3 MAJOR DECISIONS. The unanimous consent of all Members shall be required prior to:

                 (a) Admitting a new Member other than pursuant to Article IX of this Agreement;

                 (b) Establishing a capital budget for the Company (an "Approved Budget"). The Members hereby approve an initial Approved Budget of Nineteen Million Dollars ($19,000,000.00) for Phase I and an increase in the Approved Budget by an additional Ten Million Dollars ($10,000,000.00) for Phase II subject to a final review by Rouge and Shiloh and final approval by Shiloh and its decision to move forward with Phase II;

                 (c)      Amending or restating the Articles of Organization;

                 (d) Entering into or amending or terminating, other than in accordance with the terms of such agreement, any agreement between the Company and any Member of the Company;

                 (e) Becoming contingently liable with respect to the indebtedness of others;

                 (f) Selling, leasing, exchanging or otherwise disposing of substantially all of the property and assets, with or without the goodwill, of the Company;

                 (g) Forming a corporation or other legal entity or merging with or forming a legally binding affiliation or association with another entity.

                 In the event that any such action is consummated without the consent of all Members, such act is null and void, the provisions of Article VIII shall not apply with respect to such act and the Member taking such action shall indemnify the nonconsenting Members from any and all costs, claims, liabilities, damages and obligations arising therefrom unless the nonconsenting Members subsequently ratify and approve such action.

                 7.4 COMPENSATION OF MEMBERS. No Member shall receive monetary or any other form of compensation for routine services rendered to the Company. It is anticipated that Shiloh or one of its direct or indirect subsidiaries may provide management services, specialized engineering services or make available specialized equipment for the benefit of the Company at fair market rates.

                 7.5 EMPLOYEES. It is envisioned that the Company may utilize the services of employees of the Members from time to time. In such cases, the Company shall reimburse the Member for the cost of salary, payroll taxes and benefits of such loaned or "seconded" employees, without any markup for overhead. The Company shall not hire or appoint any outside, independent, management. All key management employees of the Company must be directors, officers, employees, agents or consultants of the Members. The Company shall not hire any manager or otherwise appoint any officer or employee if such conduct would jeopardize the Company's status as a limited liability company analogous to a partnership for taxation and control purposes.

                 7.6 PRIOR DISCUSSIONS. Prior to undertaking the following activities, the Members shall confer and discuss these issues and allow each party to present its views and opinions concerning the anticipated action in order to jointly develop a business strategy. The issues requiring prior discussion are as follows:

                 (a) Establishing a credit facility in excess of One Million Dollars ($1,000,000.00), or entering into, amending or terminating any lease, contract, plan or other agreement providing for payments by or to the Company or a lien or encumbrance upon the assets or property of the Company in excess of One Million Dollars ($1,000,000.00) in any Fiscal Year;

                 (b) Expanding the current facility(ies) of the Company or entering into any agreement or arrangement for the opening of a new factory or manufacturing facility for the Company other than as provided in an Approved Budget if it would require any capital contribution from a Member, create any contingent liability against a Member or substantially exhaust the Company's accumulated earnings and/or profits;

                 (c) Prior to initiating or settling any litigation for an amount in excess of One Hundred Thousand Dollars ($100,000.00) and/or which is likely to affect a significant customer relationship, except for litigation involving routine employment matters.

                                  ARTICLE VIII

                            EXCULPATION OF LIABILITY
                            ------------------------

                 8.1 EXCULPATION OF LIABILITY. Unless otherwise provided by law or expressly assumed, a person who is a Member shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether the liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company. Notwithstanding the foregoing, any liability which could be imposed upon a Member by a nonMember shall be limited to that Member's capital contribution. No Member shall be obligated to restore a deficit balance in its Capital Account except as required by law.

                 8.2 INDEMNIFICATION. Except for a (i) breach of fiduciary duty as defined in the Act or (ii) a breach of Section 7.3, the Company shall indemnify any former or present Member, manager, representative or employee of the Company, or the legal representative of such Member, manager, representative or employee ("Indemnitee") against judgments, settlements, penalties, fines or expenses of any kind incurred in the capacity or arising out of such Indemnitee's status related to the Company. Said Indemnitee shall be indemnified by the Company against reasonable costs, expenses, settlements and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Indemnitee may be made a party by reason of its being or having been an Indemnitee.

                 8.3 INSURANCE. The Company shall have the power to purchase insurance on behalf of any Member against any liability asserted against or incurred by such Member, in the capacity or arising out of such Member's status as a Member of the Company.

                                   ARTICLE IX

                      DISPOSITION OF MEMBERSHIP INTERESTS
                      -----------------------------------

                 9.1 GENERAL. A Member may not sell, assign, transfer, exchange, mortgage, pledge, grant or dispose of any Membership Interest (herein, a "Transfer" or any root derivation thereof) except as may be expressly provided herein. No Membership Interest shall be disposed of (a) without compliance with any and all applicable state and federal securities laws and regulations, (b) unless the assignee or transferee of the Membership Interest provides the Company with the information and agreements that the Members may require in connection with such disposition and (c) unless such Member shall have offered the other Member(s) in writing (pro rata to their Membership Interests) the opportunity to purchase its Membership Interest on the terms provided in this Article IX. Any Transferee must agree to become bound by the terms and conditions of this Agreement. Any attempted disposition of a Membership Interest in violation of this Article is invalid and shall be null and void.

                 9.2      PERMITTED DISPOSITIONS.

                 (a) ASSIGNMENT. Subject to the provisions of this Article, a Member may assign such Member's Membership Interest in the Company in whole or in part. The assignment of a Membership Interest does not itself entitle the Assignee to participate in the management and affairs of the Company or to become a Member. Such Assignee is only entitled to receive, to the extent assigned, the distributions the assigning Member would otherwise be entitled to receive and shall have no other right.

                 (b) TRANSFER TO A CONTROLLED ENTITY. A Member may Transfer any or all of its Membership Interest to any other entity owned or controlled by it (i.e., at least fifty percent (50%)) at its sole discretion.

                 (c) TRANSFER UPON WRITTEN CONSENT. A Member may Transfer all or any portion of its Membership Interest with the written consent of the Company and the other Members; provided, however, that the portion of the Membership Interest for which consent has been obtained is Transferred and, provided further, that the Transferring Member and the Transferee comply with such terms and conditions as may be required for such consent.

                 (d) TRANSFER BY SHILOH TO A NON-OWNED OR CONTROLLED THIRD PARTY. Shiloh may Transfer all or any portion of its Membership Interest at its discretion; provided, that no such Transfer shall be made unless Shiloh shall have provided the Company and Rouge with a copy of the written offer to purchase all or a portion of Shiloh's Membership Interest, as the case may be, stating the terms and conditions upon which the purchase is to be made and the consideration offered (the "Shiloh Offer"); and further provided that, Rouge may, at its option, sell its own Membership Interest, or portion thereof, as the case may be, to the intended Transferee pursuant to the Shiloh Offer according to the same terms and at the same price as the Shiloh Offer. If Rouge gives notice to the Company, Shiloh and Transferee of its intent to Transfer its Membership Interest, or portion thereof, as the case may be, together with Shiloh's Membership Interest, pursuant to the Shiloh Offer, the Transferee shall be required to purchase the entire Membership Interest of Rouge, or portion thereof, as the case may be, at such time as the Membership Interest of Shiloh is purchased pursuant to the Shiloh Offer. Further, Rouge has such right to tender its Membership Interest to such Transferee for purchase upon the same terms and conditions, adjusted for any capital contributions made by Rouge after receipt of the Shiloh offer, for an additional three (3) year period from its receipt of the Shiloh Offer, and the Transferee shall be required to purchase all of Rouge's Membership Interest pursuant to such tender. The closing of any such purchase shall occur within sixty (60) days of the Transferee's receipt of Rouge's intention to sell all of its Membership Interest.

                 In the event Rouge does not initially elect to sell its Membership Interest upon the terms and conditions set forth in the Shiloh Offer, Rouge shall have the right of first refusal to purchase the Membership Interest of Shiloh made the subject of the Shiloh Offer upon the same terms and conditions as set forth in the Shiloh Offer. In the event that Rouge elects not to sell its Membership Interest upon the terms and conditions set forth in the Shiloh Offer (either initially or during the three (3) year period subsequently) or to purchase the Membership Interest of Shiloh upon the terms and conditions set forth in the Shiloh Offer, Rouge shall continue to maintain its Membership Interest in accordance with the terms and conditions of this Agreement.

                 9.3      TRANSFER BY ROUGE AFTER SEVEN YEARS.

                 (a) THE OFFER. If Rouge desires to sell all or any portion of its Membership Interest after the first seven (7) years of the existence of the Company, (measured from the filing date of the Articles), Rouge shall first offer said Membership Interest to Shiloh or its designated subsidiary, assignee, nominee and/or affiliated corporation, (the "Shiloh Purchaser"). The Shiloh Purchaser shall have the option, but not the obligation, to purchase such portion of Rouge's Membership Interest as is offered for sale at the fair market value as determined pursuant to Section 9(c) herein. The purchase price payment will be paid in full at closing, which closing shall occur within sixty (60) days of the receipt by Shiloh of Rouge's offer to sell. If the Shiloh Purchaser declines to purchase the Rouge Membership Interest offered for sale by way of a written acceptance received by Rouge within thirty (30) days after the receipt of an offer to sell from Rouge, Rouge may offer all or any portion of its Membership Interest for sale to third parties. Rouge shall obtain from any proposed third party purchaser, the Transferee, a bona fide written offer to purchase the Membership Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered (the "Offer"). Rouge must notify the remaining Members, and the Company of its intention to sell, furnishing a copy of the Offer to those remaining Members and the Company. For all purposes under this Agreement, "bona fide offer" shall mean an Offer which is supported by adequate consideration from an organization, entity or individual which possesses sufficient cash resources and/or proven borrowing power to finance the transaction contemplated by way of cash at the time of closing. It is the intent of the parties that the Transferee be required to establish the bona fide nature of said Offer by such means as may be commercially reasonable under the circumstances existing at the time.

                 (b) ELECTION AND ACCEPTANCE OF OFFER. Within thirty (30) days after the receipt of such Offer, the remaining Member(s) (or their subsidiaries, assignees or nominees) may, at their option, purchase all, but not less than all, (unless the Company agrees to purchase the balance of Rouge's Membership Interest) of the Membership Interest in the Company owned by Rouge in accordance with the price, terms and conditions of Section 9.3 hereof. Said purchases shall be in accordance with the Members' pro rata ownership interests or such other amount as the remaining Member(s) may agree. If such Offer is not accepted by the remaining Member(s), or to the extent the offer is not accepted by the remaining Member(s), the Company may, within forty-five
(45) days after the receipt of such Offer, at its option, purchase the remaining portion of the Membership Interest in the Company owned by Rouge and not purchased by the remaining Member(s). The Member(s) shall exercise their election to purchase by giving notice thereof to Rouge and to the Company. The Company shall exercise its election to purchase by giving notice thereof to Rouge and to the Members. In either event, the notice shall specify a date for the closing of the purchase which shall be not more than thirty (30) days after the date of the giving notice of election to purchase. In the event that neither the Company nor the other Member(s) purchase the entire Membership Interest of Rouge, Rouge may sell to the Transferee named in the Offer upon the terms and conditions set forth in the Offer. However, if Rouge shall fail to complete such sale and Transfer within sixty (60) days following the expiration of time set forth in this Section 9.3(b) such Membership Interest of Rouge shall again become subject to all restrictions of this Agreement.

                 (c)      PURCHASE PRICE.   The purchase price to be paid by
Shiloh or the Company shall be the greater of the Offer or the price established pursuant to this Section 9.3(c)(i) and (ii).

                 (i) All assets (tangible and intangible) of the Company shall be deemed sold at their then-current fair market values as of the end of the calendar month prior to the notice date, and the resulting Profit or Loss shall be allocated to the Members in accordance with Article V. Capital Accounts shall be adjusted to reflect all liabilities which have accrued as of the end of the calendar month prior to the notice date.

                 (ii) For purposes of (i) above, the fair market value of an asset shall be determined by agreement among the Members. Should there fail to be an agreement as to fair market value, an appraiser shall be appointed by each of (i) the Company and (ii) the Member whose interest is to be appraised or at whose request the determination of fair market value is to be made, and the appraisers so appointed shall attempt to agree upon the fair market value of the interest of the Company or other asset. If within sixty (60) days the appraisers so appointed are unable to agree upon the fair market value of the interest in the Company or other asset, and the difference is less than ten percent (10%) of the higher (in amount) of the two appraisals, then the fair market value of the interest in the Company or other asset shall be the arithmetic average of the two appraisals. If the difference between the appraisals is ten percent (10%) or more of the higher (in amount) of the two appraisals, then the two appraisers shall appoint a third appraiser by agreement (or, if they are unable to agree upon a third appraiser, they shall nominate a third appraiser and the third appraiser shall be chosen from among the two nominees by coin toss or other random method) and the fair market value of the interest in the Company or other asset shall be the value determined by the third appraiser (but under no circumstances shall fair market value be lower than the lower value determined by either appraiser appointed by a Member and the Company or higher than the higher value determined by either appraiser appointed by a Member and the Company).

                 9.4 ROUGE'S PUT OPTION. During the first seven (7) years of the existence of the Company (as defined in Section 9.3(a)) Rouge shall have a Put Option to sell its entire Membership Interest to Shiloh, or its designated subsidiary, assignee, nominee and/or affiliated corporation, (the "Obligor"). That is, at Rouge's option Shiloh will guaranty that the Obligor must purchase Rouge's Membership Interest at a price equal to Rouge's Capital Account balance provided that if Rouge's Capital Account balance is a negative figure at that time, the purchase price shall be One Dollar ($1.00). The purchase price payment will be made in full at closing, which closing shall occur within ninety (90) days of the receipt by Shiloh of Rouge's Put Option, and shall include full indemnification of Rouge by Shiloh for any contingent liability arising from the operations of the Company to that time.

                 9.5 UNAUTHORIZED TRANSFER. The Company will not be required to recognize the interest of any Transferee who has obtained a purported interest as the result of a Transfer of ownership which is not an authorized Transfer. If the Membership Interest is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the income realized from a Membership Interest, the Company may accumulate the income until this issue is finally determined and resolved. Accumulated income will be credited to the Capital Account of the Member whose interest is in question.

                 9.6 REQUIREMENTS FOR EFFECTIVENESS OF TRANSFER. As a condition to recognizing the effectiveness of any proposed Transfer of Membership Interest, the remaining Members may require the Transferor and/or the proposed Transferee to perform all other acts which the remaining Members may deem necessary or desirable to:

                 (a) Constitute such Transferee, as an Assignee or a Substitute Member;

                 (b) Confirm that the Person acquiring a Membership Interest, or being admitted as a Member, has agreed to be subject to and bound by this Agreement, as it may be further amended, regardless of whether the Person is to be admitted as a Substitute Member or will merely be an Assignee;

                 (c) Preserve the Company's status under the laws of each jurisdiction in which the Company is qualified, organized or does business after the Transfer;

                 (d) Maintain the Company's classification as a partnership for federal income tax purposes; and

                 (e) Assure compliance with any applicable state and federal laws including securities laws and regulations.

                 9.7 PROHIBITED DISPOSITIONS. Except insofar as may otherwise be required by law or Section 4.3 hereof, or permitted by Article IX hereof, no Member's Membership Interest in the Company, in whole or in part, shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any Member, and any attempt to so alienate or subject any such Membership Interest shall be null and void.

                 9.8 ADMISSION OF SUBSTITUTE MEMBERS. An Assignee of a Membership Interest shall be admitted as a substitute Member and shall be entitled to all the rights and powers of the assignor only if the other Members unanimously consent in writing, which consent each Member may grant or withhold in such Member's sole and absolute discretion. If admitted, the substitute

Member, shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of a Member.

                                   ARTICLE X

                           DISSOLUTION AND WINDING UP
                           --------------------------

                 10.1 DISSOLUTION. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (a "Dissolution Event"): (a) On the happening of any event or at any time specified in the Articles or this Agreement; (b) by the unanimous consent of all of the Members to dissolve and wind up the affairs of the Company; (c) upon the withdrawal, expulsion, bankruptcy, or dissolution of a Member (the "Withdrawing Member"); (d) the occurrence of any other event which terminates the continued existence of a Member in the Company; and (e) upon entry of a decree of judicial dissolution; unless within ninety (90) days after such event all of the remaining Members consent to continue the business of the Company and to the admission of one or more Members as necessary to maintain the minimum number of Members under the Act. In the event that the remaining Members desire to continue the Company and select a substitute Member who consummates the purchase of the Membership Interest of the Withdrawing Member as provided in Section 9.6 hereof, the Company shall not be dissolved; provided, that the purchase price of the Membership Interest of the Withdrawing Member shall be agreed upon by the Withdrawing Member and the purchaser of the Membership Interest of the Withdrawing Member.

                 10.2 WINDING UP. Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of its business and affairs and complete the winding up as soon as practicable. Upon the occurrence of any Dissolution Event, a certificate of dissolution containing the information required by the Act shall be delivered to the Department of Commerce of the State of Michigan for filing.

                 10.3 PROCEEDS OF LIQUIDATION. The proceeds from liquidation of the rights, property and assets of the Company shall be applied in the following order of priority and, upon the completion of the distribution of such proceeds, the Company shall be deemed to have been entirely terminated:

                 (a) The satisfaction of any outstanding obligations and liabilities to creditors of the Company who are not Members;

                 (b) Establishment of any reserves which such persons as are supervising and controlling the liquidation of the Company may deem advisable with respect to any contingent or unforeseen liabilities or obligations of the Company, such reserves to be maintained in a regular trust account and at the expiration of such reasonable period of time as such persons shall deem advisable the remaining balance in the trust fund shall be distributed to the Members in accordance with the priorities herein provided for;

                 (c) Payment to the Members of any accrued but unpaid interest on and repayment, if any, of the outstanding principal of any loans made to the Company by the Members hereunder or any other debts of the Company to the Members;

                 (d) Distribution to the Members of that portion of such property and assets then remaining as will result in a return to each Member of the balance of its Capital Account; if such remaining property and assets are not sufficient to return to the Members the entire amounts of their Capital Accounts, such remaining property and assets shall be distributed between the Members in proportion to their Capital Accounts; and

                 (e) Distribution of any balance remaining, after deducting the cost of liquidation, to the Members in accordance with their respective Sharing Ratios.

                 10.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provisions of Article X of this Agreement, in the event the Company is "liquidated" within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but no event described in Section 10.1 has occurred, the Company shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken such assets subject to all Company liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the assets in kind to the Company, which shall be deemed to have assumed and taken such assets subject to all such liabilities.

                 10.5 ALTERNATIVE DISTRIBUTION METHODS. In the discretion of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Article V of this Agreement may be:

                 (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

                 (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

                 10.6 REIMBURSEMENT OF EXPENSES. Subject to the limitations contained herein including those set forth in Section 7.3, the Members shall be entitled to reimbursement for out-of-pocket expenses incurred in connection with the winding up and liquidation of the business carried on by the Company. Such reimbursement shall be paid as an expense of the business carried on by the Company after all liabilities to creditors of the Company (other than any of the Members) have been repaid but prior to any repayments of or distributions to any of the Members.

                                   ARTICLE XI

                                     TAXES
                                     -----

                 11.1 METHOD OF ACCOUNTING FOR TAX PURPOSES. The records of the Company shall be maintained on the accrual method of accounting for federal income tax purposes.

                 11.2 TAX MATTERS MEMBER. Shiloh shall be designated as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. Shiloh shall take such actions as are necessary to cause each other Member and Assignee to become a "notice partner" within the meaning of Section 6223 of the Code. Shiloh shall not take any action contemplated by Sections 6223 through 6229 of the Code without the approval by a majority vote of the Members.

                 11.3 TAX ALLOCATIONS. All tax allocations shall be made in accordance with the provisions set forth in Article V and the Appendix.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

                 12.1 TERMS. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

                 12.2 HEADINGS. The headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

                 12.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

                 12.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between said parties with respect to the subject matter hereof.

                 12.5 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                 12.6 AMENDMENT. This Agreement may be amended or revoked at any time by a written agreement executed by all of the parties to this Agreement. No change or modification to this Agreement shall be valid unless in writing and signed by all of the parties to this Agreement.

                 12.7 NOTICES. Any notice permitted or required under this Agreement shall be conveyed to the party at the address reflected in this Agreement and will be deemed to have been given, when deposited in the United States mail, postage paid, certified mail return receipt requested, or when delivered in person, or by courier or by facsimile transmission.

                 12.8 BINDING EFFECT. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

                 12.9 GOVERNING LAW. This Agreement is made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. All actions concerning any dispute arising hereunder or relating hereto or to the transactions contemplated herein shall be filed and maintained only in a state or federal court sitting in the State of Michigan.

                 12.10 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

                 12.11 NON-WAIVER. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

                 12.12 ANTITRUST POLICY STATEMENT. The Company shall abide by the terms, conditions and declarations in the Company's Antitrust Policy Statement, executed by the appropriate representatives of the Members, attached hereto and incorporated herein as Exhibit B.

                 12.13 SETTLEMENT OF DISPUTES. If a dispute arises out of or relates to this Agreement, or the alleged breach thereof, then settlement of the dispute shall first be attempted through direct negotiations between the chief executive officers of the Member companies. If the dispute cannot be settled through said direct negotiations, the chief executive officers may agree to try in good faith to settle the dispute by mediation (under the American Arbitration Association Mediation Rules), or some other alternative dispute resolution procedure, or if no such procedure is implemented mutually agreed to by the parties, any party to this Agreement may seek redress in a court of competent jurisdiction.

                 IN WITNESS WHEREOF, the parties hereto make and execute this Agreement on the dates set below their names, to be effective on the date first above written.

SHILOH OF MICHIGAN, L.L.C.         Members:
                                   --------

                                   SHILOH INDUSTRIES, INC.


By: /s/ William Burton            By: /s/ R. L. Grissinger,
   ------------------------------    ------------------------------
         William Burton                R. L. Grissinger, President

Its: Senior Vice President
    -----------------------------

                                   ROUGE STEEL COMPANY


                                   By: /s/ Carl Valdiserri
                                      ------------------------------

                                   Its:   CEO
                                       ------------------------------

                                    APPENDIX
                                    --------
                                       &
                                       -
                                TAX ALLOCATIONS
                                ---------------

                 Capitalized words and phrases used in this Agreement and not otherwise defined herein have the following meanings:

                 "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                 (i) Credit to such Capital Account any amounts which such Member is obligated to restore (pursuant to the terms of such Member's promissory note, Section 1.704-1(b)(2)(ii)(c) of the Regulations or otherwise) or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

                 (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
                          1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6)

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                 "Adjusted Capital Contribution" means, as of any day, a Member's Capital Contributions adjusted as follows:

                 (i) Increased by the amount of any Company liabilities which, in connection with certain distributions, are assumed by such Member, or are secured by any Company property distributed to such Member, and

                 (ii) Reduced by the amount of cash and the Gross Asset Value of any Company property distributed to such Member and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                 "Assignee" means an assignee of a Sharing Ratio who is not a Member at the time of the assignment and is not admitted as a Substitute Member.

                 "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:





                               Page 1 of 8 Pages

                 (i) To each Member's Capital Account, there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any Company liabilities assumed by such Member or which are secured by any Company property distributed to such Member.

                 (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provisions of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

                 (iii) In determining the amount of any liability for purposes of subsections (i) and (ii) above, there shall be taken into account Code Section 752(c), the Regulations thereunder, and any other applicable provisions of the Code and Regulations.

                 (iv) The transferee of a Membership Interest shall succeed to the Capital Account attributable to the Membership Interest transferred.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Members may make such modification, provided that the requirements in the Code and Regulations are complied with and it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article X of this Agreement, upon the dissolution of the Company. The Members also shall (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of membership capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (B) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.752-0 et. seq.

                 "Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member pursuant to the terms of this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note shall not be included in the Capital Account of any person until the Company makes a taxable





                               Page 2 of 8 Pages
disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section
1.704-1(b)(2)(iv)(d)(2).

                 "Code" or "IRC" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                 "Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                 "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

                 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                 (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Members;

                 (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                 (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution: and

                 (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code
                          Section 734(b) or Code Section 743(b), but only to the





                               Page 3 of 8 Pages
         extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Members determine that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                 "Membership Interest" shall mean the Member's rights in the Company, including, but not limited to, the right to receive distributions of the Company's assets and any right to vote or participate in the management of the Company.

                 "Member Minimum Gain" means a Member's share of Company Minimum Gain determined in accordance with Regulations Section 1.704-2(g).

                 "Member Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

                 "Member Nonrecourse Debt Minimum Gain" has the meaning and is determined according to the provisions set forth in Regulations Section 1.704-2(i)(3).

                 "Member Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

                 "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1).

                 "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

                 "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                 (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or shall reduce such loss;

                 (ii)     Any expenditures of the Company described in Code
                          Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to





                               Page 4 of 8 Pages

                          Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or added to such loss;

                 (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of "Gross Asset Value" (ii) or (iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                 (iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                 (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein ;

                 (vi) Notwithstanding any other provision of this definition of Profits or Losses, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses;

                 (vii) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704-1(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

                 (viii) With respect to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation; and

                 (ix) Interest paid on loans made to the Company by a Member and fees and other compensation paid to any Member shall be deducted in computing Profit and Loss.

                 "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                 "Sharing Ratios" means the interests of the Members in the Company as shown initially on Exhibit A hereto and which may be adjusted from time to time in accordance with Article IV hereof.





                               Page 5 of 8 Pages

                 SPECIAL ALLOCATIONS
                 -------------------

                 (a) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of Article V and this Appendix, if there is a net decrease in Company Minimum Gain during a Company fiscal year, each Member shall be specially allocated items of Company income and gain for such Company fiscal year (and, if necessary, subsequent Company fiscal years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                 (b) MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of Article V and this Appendix, if there is a net decrease in Member Nonrecourse Debt Minimum Gain, attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Company fiscal year (and, if necessary, subsequent Company fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This
Section is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                 (c) QUALIFIED INCOME OFFSET. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article VIII and this Appendix have been tentatively made as if this subsection (c) were not in the Agreement.

                 (d) GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subsection (d) shall be made only if and to





                               Page 6 of 8 Pages
the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Article V and this Appendix have been made as if subsection (c) of this Section and this subsection (d) were not in the Agreement.

                 (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Members pursuant to Regulations Sections 1.704-2 and 1.752-0 et seq.

                 (f) MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(i)(1).

                 (g) COMPLIANCE WITH REGULATIONS SECTION 1.704-2 AND ORDERING RULES. The foregoing provisions and the other provisions of this Agreement relating to allocations attributable to nonrecourse liabilities are intended to comply with Regulations Sections 1.704-2 and 1.752-0 et seq., and shall be interpreted and applied in a manner consistent with such Regulations. Furthermore, for purposes of applying Regulations Section 1.704-2, the ordering rules set forth in Regulations Section 1.704-2(j) shall apply. Finally, notwithstanding any other provision in Regulations Sections 1.704-1, 1.704-2 and 1.752-0 ET seq. allocations of Member Nonrecourse Deductions, Nonrecourse Deductions, and Minimum Gain Chargebacks shall be made before any other allocations.

                 (h) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code
Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                 CURATIVE ALLOCATIONS. The allocations set forth in "Special Allocations" herein are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset either with other Special Allocations or other regulatory allocations of other items of Company income, gain, loss, or deduction. Therefore, notwithstanding any other tax provision of this Agreement (other than the Special Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Special Allocations were not part of the Agreement and all Company items were allocated pursuant to Article V. In exercising their discretion hereunder, the Members shall take into account future Special Allocations and other regulatory allocations that, although not yet made, are likely to offset other Special Allocations previously made.





                               Page 7 of 8 Pages

                 OTHER TAX RULES.
                 ---------------

                 (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

                 (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

                 (c) The Members are aware of the income tax consequences of the allocations made by this Agreement, and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes.

                 (d) The Members shall cause the Company's accountants to prepare all income and other tax returns of the Company and shall cause the same to be filed in a timely manner. The Members shall timely furnish each Member with all information necessary for the filing by such Member of all applicable tax returns required to be filed by such Member.

                 (e) Shiloh shall be the initial "Tax Matters Member" pursuant to Section 6231(a)(7) of the Code. The Members may name a substitute or successor at any time.

                 TAX ALLOCATIONS: CODE SECTION 704(C).
                 ------------------------------------

                 In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, shall be divided among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with "Gross Asset Value" herein).

                 In the event the Gross Asset Value of any Company asset is adjusted pursuant to "Gross Asset Value" herein, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                 Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.





                               Page 8 of 8 Pages

               INITIAL MEMBERS AND INITIAL CAPITAL CONTRIBUTIONS

                                   EXHIBIT A
                                   ---------

                                           Initial Capital
Member                                      Contributions                     Membership Units
- - ------                                     ---------------                    ----------------
Shiloh Industries, Inc.                    $ 80,000.00                           80 units/80%
402 Ninth Avenue
Mansfield, OH  44905
Attn:  R. L. Grissinger

Rouge Steel Company                        $ 20,000.00                           20 units/20%
3001 Miller Road
Dearborn, MI  48121                      ______________                        _______________
Attn:  Gary P. Latendresse

TOTALS                                     $100,000.00                              100 Units


                           ANTITRUST POLICY STATEMENT
                               OF THE MEMBERS OF
                           SHILOH OF MICHIGAN, L.L.C.

                                   EXHIBIT B
                                   ---------

         Shiloh of Michigan, L.L.C., (the "Company") is a limited liability company owned by Shiloh Industries, Inc., ("Shiloh") and Rouge Steel Company ("Rouge"), as the Members of the Company. The Company and the Members intend to follow a rigorous program of compliance with the Sherman Act, Clayton Act, Federal Trade Commission Act and other antitrust statutes. This policy statement has been established to prevent violations of the antitrust laws and encourage good faith competition.

         NO DISCUSSION OF PRICES OR PRICE LEVELS, AS USED BY EACH PARENT COMPANY, IS PERMITTED AMONG THE MEMBERS. Any agreement as to price among competitors, including any discussion of prices of products, supplies, or scrap products, is prohibited as a probable violation of the Sherman Act, regardless of reasonableness of the price set or whether the effect of the agreement is to raise, lower, peg, or stabilize price levels unless such discussion is in the context of a price quotation for work to be performed or product to be sold.

         The Members shall not, in fact, or appearance, discuss or exchange information regarding:

         a. Member or individual parent company prices, price changes, price differentials, markups, discounts, allowances, credit terms, etc., or data that bears on the price at which competitive products will be marked, e.g. cost, production, capacity, inventories, sales, terms of sales, margins, etc.

         b. Industry pricing policies, price levels, change differentials, etc.

         c. Individual parent company bids on contracts for particular products, or procedures for responding to bid invitations.

         d. Plans of individual parent companies concerning the design, production, distribution or marketing of particular products, including proposed territories or customers.

         e. Matters relating to actual or potential individual suppliers that might have the effect of excluding them from any market or of influencing the business conduct of firms toward such suppliers or customers.

         f. The division of territories or customers or similar limitations on the nature of business among the Members. THE MEMBERS SHALL NOT ALLOCATE MARKETS.

         THE COMPANY SHALL NOT ACTIVELY BLOCK OR REDUCE POTENTIAL COMPETITION. The Members shall not stifle or otherwise prevent the future growth or technological development of the Company or one of the Members. The Members shall not enter into collateral restrictive agreements on competition.